Exhibit 99.1

Neurocrine Biosciences, Inc. Announces Proposed Public Offering of Common Stock

SAN DIEGO, February 25, 2014 /PRNewswire via COMTEX/ — Neurocrine Biosciences, Inc. (Nasdaq: NBIX) today announced that it is offering to sell 7,000,000 shares of its common stock in an underwritten public offering. In connection with this offering, Neurocrine will also grant to the underwriters a 30-day option to purchase up to an additional 1,050,000 shares of common stock. Jefferies LLC and J.P. Morgan Securities LLC are acting as joint book-running managers for this offering. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering.

The securities described above are being offered by Neurocrine pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission (the “SEC”) on February 25, 2014, which has become effective by rule of the SEC. A preliminary prospectus supplement and accompanying prospectus relating to the offering have been filed with the SEC and are available on the SEC’s website at http://www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to these securities may also be obtained from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 12th Floor, New York, NY 10022, or by telephone at 877-547-6340, or by email at Prospectus_Department@Jefferies.com, or from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at 866-803-9204.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Neurocrine Biosciences

Neurocrine Biosciences, Inc. is a clinical stage drug discovery company primarily focused on neurological and endocrine based diseases and disorders. Neurocrine discovers and develops innovative pharmaceuticals, in diseases with high unmet medical needs or where the existing drug classes are inadequate, through a disciplined yet entrepreneurial process. Utilizing a portfolio approach to drug discovery, Neurocrine has multiple small molecule drug candidates at various stages of pharmaceutical development. Neurocrine’s two lead late stage clinical programs are elagolix, a gonadotropin-releasing hormone antagonist for women’s health that is partnered with AbbVie Inc., and a wholly owned vesicular monoamine transporter 2 (“VMAT2”) inhibitor for the treatment of movement disorders. Neurocrine intends to maintain certain commercial rights to its VMAT2 inhibitor for evolution into a fully-integrated pharmaceutical company.

In addition to historical facts, this press release contains forward-looking statements that involve a number of risks and uncertainties such as those, among others, relating to Neurocrine’s expectations regarding the completion, timing and size of its proposed public offering. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed offering, as well as risks and uncertainties associated with Neurocrine’s business and finances in general, and the other risks described in Neurocrine’s annual report on Form 10-K for the year ended December 31, 2013.

Neurocrine undertakes no obligation to update the statements contained in this press release after the date hereof.

SOURCE Neurocrine Biosciences, Inc.

CONTACT: Neurocrine Biosciences, Investor Relations, +1-858-617-7600